Exhibit 99.1
DEARBORN BANCORP, INC. ANNOUNCES PRICING AND SALE OF COMMON STOCK
Dearborn, Michigan, November 7, 2006 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR) today announced the sale by the Company of 2,700,000 shares of its common stock at $20.00 per share in a firm commitment underwritten offering lead managed by Oppenheimer & Co. Inc. and co-managed by Howe Barnes Hoefer & Arnett, Inc. The underwriters have a 30 day option to purchase up to an additional 405,000 shares of common stock from the Company solely to cover over-allotments. The offering was priced on November 7, 2006. The offering is expected to close on or about November 10, 2006. The net proceeds from the offering will be used for the previously announced acquisition of Fidelity Financial Corporation of Michigan.
This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, solicitation or sale will be made only by means of the final prospectus. Copies of the prospectus may be obtained by contacting: Oppenheimer & Co. Inc., 125 Broad Street, New York, New York 10004, Attention: Syndicate Department, Telephone (212) 668-8163.
Dearborn Bancorp, Inc. is a registered bank holding company whose subsidiary, Community Bank of Dearborn, has offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township, Clinton Township, Southgate, Auburn Hills, Ann Arbor, and Saline, Michigan.
Contact: Michael J. Ross, President & CEO at (313) 565-5700 or Jeffrey L. Karafa, CFO at (313) 381-3200.